Filed Pursuant to Rule 424(b)(5)
Registration No. 333-278527

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 5, 2024)

VALLEY NATIONAL BANCORP

6,000,000 Shares of 8.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C

We are offering to sell 6,000,000 shares of 8.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C, no par value per share, with a liquidation preference of $25 per share (the “Series C Preferred Shares”).

Dividends on the Series C Preferred Shares will be payable in arrears when, as and if declared by our board of directors or a duly authorized committee of the board of directors, (i) from the date of issuance to, but excluding September 30, 2029 (the “First Reset Date”), at a rate per annum equal to 8.250%, payable quarterly in arrears, on March 30, June 30, September 30, and December 30 of each year, with payments beginning on September 30, 2024 and (ii) from and including the First Reset Date, for each reset period, at a rate equal to the five-year U.S. Treasury Rate as of the most recent reset dividend determination date (as described elsewhere in this prospectus supplement), plus 4.182% per annum, payable quarterly, in arrears, on March 30, June 30, September 30, and December 30 of each year, with payments beginning on December 30, 2029, except in each case where such day is not a business day as described under “Description of Series C Preferred Shares—Dividends” on page S-17.

Dividends on the Series C Preferred Shares will be non-cumulative. If for any reason our board of directors or a duly authorized committee of the board of directors does not declare a dividend on the Series C Preferred Shares for any dividend period, such dividend will not accrue or be payable, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Series C Preferred Shares are declared for any future dividend period. Dividends on the Series C Preferred Shares will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

The Series C Preferred Shares may be redeemed in whole or in part, from time to time, on any dividend payment date on or after the First Reset Date, or in whole, but not in part, at any time within 90 days following a “regulatory capital treatment event” (as defined herein), in each case at a redemption price of $25 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date. The Series C Preferred Shares will not have the right to require redemption or repurchase of the Series C Preferred Shares and will not have any voting rights, except as set forth under “Description of Series C Preferred Shares—Voting Rights” on page S-22.

Valley National Bancorp intends to list the Series C Preferred Shares on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “VLYPN”. If the application is approved, we expect trading of the Series C Preferred Shares to begin within the 30-day period after the initial delivery of the Series C Preferred Shares.

	Per Share	Total
Public offering price(1)	$25.00	$150,000,000.00
Underwriting discounts and commissions(2)	$0.7118	$4,270,812.50
Proceeds, before expenses, to us(3)	$24.2882	$145,729,187.50

(1)	The price to the public does not include dividends, if any, that may be declared. Dividends, if declared, will accrue from the date of initial issuance, which is expected to be August 5, 2024.

(2)

Underwriting discounts and commissions are calculated using a weighted average amount of $0.7875 per Series C Preferred Share for retail orders and $0.25 per Series C Preferred Share for institutional orders. See “Underwriting” for additional information regarding the compensation payable to the underwriters.

(3)	Assumes no exercise of the underwriters’ option to purchase additional shares described below.

We have granted the underwriters an option, exercisable within a 30-day period beginning on, and including, the date of this prospectus supplement, to purchase up to 900,000 additional Series C Preferred Shares for the purpose of covering over-allotments, if any.

Investing in the Series C Preferred Shares involves certain risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 4 of the accompanying prospectus, as well as the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2023, as they may be supplemented from time to time in subsequent filings with the Securities and Exchange Commission.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation (the “FDIC”), the Federal Reserve Board, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Series C Preferred Shares are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency.

The underwriters expect to deliver the Series C Preferred Shares in book-entry only form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A., against payment in New York, New York on or about August 5, 2024.

We expect to deliver the Series C Preferred Shares against payment for the Series C Preferred Shares on or about the date specified in the immediately prior paragraph, which will be the fifth business day following the date of the pricing of the Series C Preferred Shares (“T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series C Preferred Shares prior to the first business day preceding the settlement date will be required, by virtue of the fact that the Series C Preferred Shares initially will settle in on or about August 5, 2024, to specify alternative settlement arrangements to prevent a failed settlement.

Joint Book-Running Managers

Morgan Stanley	BofA Securities	J.P. Morgan

UBS Investment Bank	Wells Fargo Securities	Keefe, Bruyette & Woods A Stifel Company

Prospectus Supplement dated July 29, 2024.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If you receive any other information, you should not rely on it.

We are not making an offer of the Series C Preferred Shares covered by this prospectus supplement in any jurisdiction where the offer is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus prepared by us is accurate as of any date other than the respective dates thereof.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document comprises two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the information set forth in this prospectus supplement differs in any way from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. If the information set forth in this prospectus supplement conflicts with any statement in a document we have incorporated by reference, then you should consider only the statement in the more recent document.

The accompanying prospectus is part of a registration statement on Form S-3 (File No. 333-278527) that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell preferred stock, debt securities, depositary shares, common stock, warrants or units, or any combination thereof, in one or more offerings.

It is important that you read and consider all of the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC related to this offering in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” on page S-iii of this prospectus supplement and page iii of the accompanying prospectus.

Neither we nor the underwriters have authorized any other person to provide you with any information other than the information contained in this prospectus supplement, the accompanying prospectus, or any free writing prospectus we may authorize to be delivered to you and the documents incorporated by reference herein and therein. Neither we nor the underwriters take responsibility for, or provide any assurance as to the reliability of, any different or additional information. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein or any free writing prospectus prepared by us is only accurate as of the date of the document containing such information, regardless of the time of delivery of this prospectus supplement and any sale of the Series C Preferred Shares. Our business, financial condition, results of operations and prospects may have changed since that date.

The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is not investment, legal or tax advice. You should consult your own legal counsel, accountants and other advisers for legal, tax, business, financial and related advice before investing in the Series C Preferred Shares.

The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus and the offering of the Series C Preferred Shares in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus and any free writing prospectus come should inform themselves about and observe any such restrictions.

References in this prospectus supplement and the accompanying prospectus to “Valley,” “we,” “us” and “our,” when used to describe the issuer of the Series C Preferred Shares, are to Valley National Bancorp and not to any of its subsidiaries. Other references to these terms are to Valley National Bancorp and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov and on our website at www.valley.com. Except as specifically incorporated by reference in this prospectus supplement, information on our website is not part of this prospectus supplement, and the reference to our website does not constitute incorporation by reference in this prospectus supplement of such information.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	documents that are incorporated by reference herein are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this prospectus supplement and earlier information incorporated by reference.

In the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference in this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents that we have filed with the SEC (other than information deemed to have been furnished, and not filed, in accordance with the SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 29, 2024 (the “2023 Annual Report”);

•	Portions of the Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 5, 2024, that are specifically incorporated by reference in the 2023 Annual Report;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 8, 2024; and

•	Current Reports on Form 8-K, filed with the SEC on February 21, 2024, May 22, 2024, and June 7, 2024.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement (other than, in each case, documents or information deemed to have been furnished, and not filed, in accordance with the SEC rules) until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

Neither we nor the underwriters have authorized any other person to provide you with any information other than the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may authorize to be delivered to you and the documents incorporated by reference herein and therein. Neither we nor the underwriters take responsibility for, or provide any assurance as to the reliability of, any different or additional information. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

S-iii

The information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein or any free writing prospectus prepared by us is only accurate as of the date of the document containing such information, regardless of the time of delivery of this prospectus supplement and any sale of the Series C Preferred Shares.

Our business, financial condition, results of operations and prospects may have changed since that date.

To receive a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

Valley National Bancorp

70 Speedwell Avenue

Morristown, New Jersey, 07960

Attention: Tina Zarkadas

Telephone: (973) 305-3380

S-iv

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•

the impact of monetary and fiscal policies of the U.S. federal government and its agencies, including in connection with prolonged inflationary pressures, as well as the impact of the 2024 U.S. presidential election, which could have a material adverse effect on our clients, as well as our business, our employees, and our ability to provide services to our customers;

•

the impact of unfavorable macroeconomic conditions or downturns, including an actual or threatened U.S. government shutdown, debt default or rating downgrade, instability or volatility in financial markets, unanticipated loan delinquencies, loss of collateral, decreased service revenues, increased business disruptions or failures, reductions in employment, and other potential negative effects on our business, employees or clients caused by factors outside of our control, such as geopolitical instabilities or events (including the Israel-Hamas war); natural and other disasters (including severe weather events); health emergencies; acts of terrorism; or other external events;

•

the impact of potential instability within the U.S. financial sector in the aftermath of the banking failures in 2023 and continued volatility thereafter, including the possibility of a run on deposits by a coordinated deposit base, and the impact of the actual or perceived soundness, or concerns about the creditworthiness of other financial institutions, including any resulting disruption within the financial markets, increased expenses, including Federal Deposit Insurance Corporation insurance assessments, or adverse impact on our stock price, deposits or our ability to borrow or raise capital;

•	the impact of negative public opinion regarding Valley, Valley National Bank (the “Bank”) or banks in general that damages our reputation and adversely impacts business and revenues;

•	changes in the statutes, regulations, policy, or enforcement priorities of the federal bank regulatory agencies;

•	the loss of or decrease in lower-cost funding sources within our deposit base;

•

damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent, trademark or other intellectual property infringement, misappropriation or other violation, employment related claims, and other matters;

•	a prolonged downturn and contraction in the economy, as well as an unexpected decline in commercial real estate values collateralizing a significant portion of our loan portfolio;

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations, and case law;

•	the inability to grow customer deposits to keep pace with loan growth;

•

a material change in our allowance for credit losses under the current expected credit loss model due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;

S-v

•	the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;

•

changes in our business, strategy, market conditions or other factors that may negatively impact the estimated fair value of our goodwill and other intangible assets and result in future impairment charges;

•

greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

•

cyberattacks, ransomware attacks, computer viruses, malware or other cybersecurity incidents that may breach the security of our websites or other systems or networks to obtain unauthorized access to personal, confidential, proprietary or sensitive information, destroy data, disable or degrade service, or sabotage our systems or networks;

•

results of examinations by the Office of the Comptroller of the Currency (“OCC”), the Federal Reserve Bank, the Consumer Financial Protection Bureau (“CFPB”) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•

application of the OCC heightened regulatory standards for certain large insured national banks, and the expenses we will incur to develop policies, programs, and systems that comply with the enhanced standards applicable to us;

•

our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements, or a decision to increase capital by retaining more earnings;

•

unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other public health crises, acts of terrorism or other external events;

•	our ability to successfully execute our business plan and strategic initiatives; and

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section in Part I, Item 1A of the 2023 Annual Report and any subsequently filed reports, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and under the heading “Risk Factors” below.

You are cautioned not to place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus supplement, which speak only as of the date on which the statements were made. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein, including our financial statements and the notes to those financial statements contained in such documents, before making an investment decision.

Valley National Bancorp

Valley National Bancorp, headquartered in Morristown, New Jersey, is a New Jersey corporation organized in 1983 and is registered as a bank holding company and a financial holding company with the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the “Holding Company Act”). As of March 31, 2024, Valley had consolidated total assets of $61.0 billion, total net loans of $49.5 billion, total deposits of $49.1 billion and total shareholders’ equity of $6.7 billion.

Valley advertises and identifies itself under the trade names “Valley Bank” and “Valley.”

Valley’s principal subsidiary, the Bank, has been chartered as a national banking association under the laws of the United States since 1927. Valley, through the Bank and its subsidiaries, offers a full suite of national and regional banking solutions through various commercial, private banking, retail, insurance and wealth management financial services products. Valley provides personalized service and customized solutions to assist its customers with their financial service needs. Our solutions include, but are not limited to, traditional consumer and commercial deposit and lending products, commercial real estate financing, asset-based loans, small business loans, equipment financing, insurance and wealth management solutions, and personal financing solutions, such as residential mortgages, home equity loans and automobile financing. Valley also offers niche financial services, including loan and deposit products for homeowners associations, cannabis-related business banking and venture banking, which we offer nationally.

The Bank also provides convenient account access to customers through a number of account management services, including access to more than 200 branch locations across New Jersey, New York, Florida, Alabama, California and Illinois; online, mobile and telephone banking; drive-in and night deposit services; automated teller machines; remote deposit capture; and safe deposit facilities. In addition, certain international banking services are available to customers, including standby letters of credit, documentary letters of credit and related products, and certain ancillary services such as foreign exchange transactions, documentary collections and foreign wire transfers.

Valley’s consolidated subsidiaries include the Bank, as well as subsidiaries with the following primary functions: insurance agencies offering property and casualty, life and health insurance; asset management advisers that are registered as investment advisers with the Securities and Exchange Commission (“SEC”); registered securities broker-deals with the SEC and members of the Financial Industry Regulatory Authority (“FINRA”); a title insurance agency in New York which also provides services in New Jersey; an advisory firm specializing in the investment and management of tax credits; and a subsidiary which specializes in health care equipment and other commercial equipment leases.

Recent Developments

On July 25, 2024, we issued our earnings release for the quarter ended June 30, 2024. For the second quarter of 2024, we reported net income of $70.4 million, or $0.13 per diluted common share, as compared to net income of $96.3 million, or $0.18 per diluted common share, for the first quarter of 2024 and net income of $139.1 million, or $0.27 per diluted common share, for the second quarter of 2023. Financial highlights for the second quarter include:

•

Net Interest Income and Margin: Net interest income on a tax equivalent basis of $403.0 million for the second quarter 2024 increased $8.1 million compared to the first quarter 2024 and decreased $18.3 million as compared to the second quarter of 2023. Our net interest margin on a tax equivalent basis increased by 5 basis points to 2.84 percent in the second quarter of 2024 as compared to 2.79 percent for the first quarter of 2024.

•

Loan Portfolio: Total loans increased $389.7 million, or 3.1 percent on an annualized basis, to $50.3 billion at June 30, 2024 from March 31, 2024, mainly as a result of our focus on new commercial and industrial loan production during the second quarter of 2024.

•

Deposits: Total average deposits increased $807.2 million during the second quarter 2024 as compared to the first quarter 2024 driven by higher average balances across several deposit categories, including non-interest bearing deposits. Actual ending balances for deposits increased $1.0 billion to $50.1 billion at June 30, 2024 as compared to $49.1 billion at March 31, 2024, mainly due to higher levels of indirect customer certificates of deposit, partially offset by period-end balance fluctuations mostly within direct commercial customer deposit accounts.

•

Credit Quality: Total accruing past due loans decreased to 0.14 percent of total loans at June 30, 2024 as compared to 0.15 percent at March 31, 2024, while non-accrual loans increased to 0.60 percent of total loans at June 30, 2024 as compared to 0.58 percent at March 31, 2024. Net loan charge-offs totaled $36.8 million for the second quarter of 2024 as compared to $23.6 million and $8.6 million for the first quarter of 2024 and second quarter of 2023, respectively.

•

Provision for Credit Losses: The allowance for credit losses for loans totaled $532.5 million and $487.3 million at June 30, 2024 and March 31, 2024, respectively, representing 1.06 percent and 0.98 percent of total loans at each respective date. During the second quarter of 2024, we recorded a provision for credit losses for loans of $82.1 million as compared to $45.3 million and $6.3 million for the first quarter of 2024 and second quarter of 2023, respectively.

•

Capital Strength: Valley’s total risk-based capital, common equity Tier 1 capital, Tier 1 capital and Tier 1 leverage capital ratios were 12.17 percent, 9.55 percent, 9.98 percent and 8.19 percent, respectively, at June 30, 2024.

Additional Information

Valley’s principal executive offices and telephone number are:

Valley National Bancorp

One Penn Plaza

New York, New York, 10119

(973) 305-8800

THE OFFERING

The following summary of this offering contains basic information about this offering and the terms of the Series C Preferred Shares and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Series C Preferred Shares, please refer to the section of this prospectus supplement entitled “Description of Series C Preferred Shares.”

Issuer:	Valley National Bancorp, a New Jersey corporation

Securities Offered:	6,000,000 shares (or 6,900,000 shares if the underwriters exercise their option to purchase additional shares in full) of 8.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C, no par value per share, with a liquidation preference of $25 per share, of Valley (“Series C Preferred Shares”).

We may from time to time elect to issue additional Series C Preferred Shares, either through public or private sales, that would be deemed to form a single series with the Series C Preferred Shares offered hereby, provided that such additional shares are treated as fungible for U.S. federal income tax purposes with the Series C Preferred Shares. We may also issue additional shares of other series of preferred stock at any time and from time to time, without notice to or the consent of holders of the Series C Preferred Shares.

Over-allotment Option:	We have granted the underwriters an option to purchase up to an additional 900,000 Series C Preferred Shares within 30 days after the date of this prospectus supplement at the public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any.

Dividends and Dividend Payment Dates:	Holders of the Series C Preferred Shares will be entitled to receive, when, as, and if declared by our board of directors or any duly authorized committee of our board of directors, out of assets legally available for payment, noncumulative cash dividends based on the liquidation preference of $25 per share of the Series C Preferred Shares.

If declared by our board of directors or any duly authorized committee of our board of directors, we will pay dividends on the Series C Preferred Shares (i) during the period from the issue date of the Series C Preferred Shares to, but excluding September 30, 2029 (the “Initial Fixed Rate Period”), quarterly, in arrears, on March 30, June 30, September 30, and December 30 of each year, with payments beginning on September 30, 2024 and (ii) during the period from September 30, 2029 (the “First Reset Date”) through the redemption date of the Series C Preferred Shares, if any (the “Dividend Reset Period”), quarterly, in arrears, on March 30, June 30, September 30, and December 30 of each year, with payments beginning on December 30, 2029 (each such day on which dividends are payable, a “dividend payment date”). If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid. We refer to the period from and including any dividend payment date to but excluding the next dividend payment date as a “dividend period,” provided that the initial dividend period will be the period from and including the original issue date of the Series C Preferred Shares to but excluding the next dividend payment date.

Dividends on the Series C Preferred Shares will accrue on the liquidation preference amount of $25 per share at a rate equal to (i) 8.250% per annum for each dividend period during the Initial Fixed Rate Period and (ii) the five-year U.S. Treasury Rate (as defined in “Description of Series C Preferred Shares—Dividends”) as of the most recent reset dividend determination date (as defined below), plus 4.182% per annum for each dividend period during the Dividend Reset Period.

A “reset date” means the First Reset Date and each date falling on the fifth anniversary of the preceding reset date. Reset dates, including the First Reset Date, will not be adjusted for business days. A “reset period” means the period from and including the commencement of the Dividend Reset Period to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling two business days prior to the beginning of such reset period.

Dividends on the Series C Preferred Shares will be non-cumulative. To the extent that any dividends on the Series C Preferred Shares with respect to any dividend period are not declared and paid, in full or otherwise, on the dividend payment date for such dividend period, then such unpaid dividends will not cumulate and will cease to accrue and be payable, and we will have no obligation to pay, and the holders of the Series C Preferred Shares will have no right to receive, accrued and unpaid dividends for such dividend period on or after the dividend payment date for such dividend period, whether or not dividends are declared for any subsequent dividend period with respect to the Series C Preferred Shares or for any future dividend period with respect to any other series of our preferred stock or our common stock.

Dividends on the Series C Preferred Shares will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Redemption:	The Series C Preferred Shares are perpetual and have no maturity date. Subject to any applicable required regulatory approvals, we may redeem the Series C Preferred Shares, in whole or in part, from time to time, on any dividend payment date on or after the First Reset Date, or, in whole but not in part, at any time within 90 days following a “regulatory capital treatment event” (as defined herein), in each case at a redemption price equal to $25 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date.

Any redemption of the Series C Preferred Shares is subject to our receipt of any required prior approval by the Board of Governors of the Federal Reserve System (including any successor bank regulatory authority that may become our appropriate federal banking agency, the “Federal Reserve”) and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Series C Preferred Shares. The holders of the Series C Preferred Shares will not have the right to require redemption or repurchase of the Series C Preferred Shares. The Series C Preferred Shares will not be subject to any sinking fund.

See “Description of Series C Preferred Shares—Redemption” for more information.

Liquidation Rights:	In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series C Preferred Shares will be entitled to receive liquidating distributions of $25 per share, plus any declared and unpaid dividends, without accumulation for any undeclared dividends, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Series C Preferred Shares. If we fail to pay in full all amounts payable with respect to the Series C Preferred Shares and any stock having the same rank upon liquidation, dissolution or winding-up as the Series C Preferred Shares, the holders of the Series C Preferred Shares and of that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of the Series C Preferred Shares and any stock having the same rank as the Series C Preferred Shares are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any part of all of our property or business nor a merger or consolidation by us with or into any other entity will be considered a dissolution, liquidation or winding-up of our business or affairs.

Voting Rights:

Holders of Series C Preferred Shares do not have voting rights, except with respect to authorizing or increasing senior stock, certain changes in terms of the Series C Preferred Shares, certain share exchanges, reclassifications, mergers and consolidations, certain dividend non-payments and as otherwise required by applicable law. For more information about voting rights, see “Description of Series C Preferred Shares—Voting Rights.”

Ranking:	The Series C Preferred Shares will rank, as to the payment of dividends and distribution of assets upon our liquidation, dissolution, or winding-up, respectively:

•

senior to our common stock and to each other class or series of our capital stock issued in the future, unless the terms of that capital stock expressly provide that it ranks at least on parity with the Series C Preferred Shares with respect to such dividends and distributions;

•

on parity with our Series A Preferred Shares, our Series B Preferred Shares and any class or series of our capital stock issued in the future the terms of which expressly provide that it ranks on parity with our Series C Preferred Shares with respect to such dividends and distributions; and

•

junior to any class or series of our capital stock issued in the future, the terms of which expressly provide that it ranks senior to the Series C Preferred Shares with respect to such dividends and distributions, if it is approved by the holders of at least 66 2/3% of the outstanding Series C Preferred Shares.

We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

Maturity:	The Series C Preferred Shares do not have a maturity date, and we are not required to redeem the Series C Preferred Shares. Accordingly, the Series C Preferred Shares will remain outstanding indefinitely, unless and until we redeem them and we obtain any required regulatory approval.

Preemptive and Conversion Rights:	Holders of Series C Preferred Shares will have no preemptive or conversion rights.

Listing:	We intend to list the Series C Preferred Shares on the Nasdaq Global Select Market under the symbol “VLYPN”. If the application is approved, we expect trading of the Series C Preferred Shares to begin within the 30-day period after the initial delivery of the Series C Preferred Shares.

Tax Consequences:	For discussion of the tax consequences relating to the Series C Preferred Shares, see “Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

Public Offering Price:	The public offering price for the Series C Preferred Shares will be equal to the liquidation preference per share, or $25 per share.

Use of Proceeds:	We intend to use the net proceeds from this offering for general corporate purposes and investments in the Bank as regulatory capital. See “Use of Proceeds.”

Risk Factors:	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the Series C Preferred Shares.

Transfer Agent and Registrar:	Equiniti Trust Company, LLC

Calculation Agent:	Unless we have validly called all shares of the Series C Preferred Shares for redemption on the First Reset Date, we will appoint a calculation agent for the Series C Preferred Shares prior to the commencement of the Dividend Reset Period. We may act as calculation agent.

RISK FACTORS

An investment in the Series C Preferred Shares is subject to certain risks and uncertainties. Before you decide to invest in the Series C Preferred Shares, you should consider the risk factors below relating to the offering as well as the risk factors described in Item 1A of the 2023 Annual Report as they may be supplemented by other documents incorporated by reference in this prospectus supplement or the accompanying prospectus. Please refer to “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus for discussions of these other filings. If any of the risks and uncertainties actually occurs, our business, financial condition, and results of operations could be adversely affected. If this were to happen, the trading price of the Series C Preferred Shares could decline significantly, and you could lose all or part of your investment. This prospectus supplement is qualified in its entirety by those risk factors.

Risks Relating to the Offering and Our Series C Preferred Shares

The Series C Preferred Shares constitute equity securities and are subordinate to our existing and future indebtedness.

The Series C Preferred Shares are equity interests in Valley and do not constitute indebtedness. As such, the Series C Preferred Shares will rank junior to all indebtedness and other non-equity claims, including our outstanding subordinated debt, on Valley with respect to assets available to satisfy claims on Valley, including claims in the event of the liquidation of Valley. Our existing and future indebtedness may restrict payment of dividends on the Series C Preferred Shares. As of March 31, 2024, our indebtedness and obligations, on an unconsolidated basis, totaled approximately $849 million. In addition, the Series C Preferred Shares will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries as our right to participate in any distribution of assets of any of our subsidiaries, including upon the subsidiaries’ liquidation, will be subject to the prior claims of creditors of such subsidiaries, except to the extent that any of our claims as a creditor of such subsidiaries may be recognized. Further, the Series C Preferred Shares place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Risk Factors—Holders of Series C Preferred Shares will have limited voting rights.”

We are a holding company and depend on our subsidiaries for payments of dividends on the Series C Preferred Shares.

We are a separate and distinct legal entity from the Bank and our other subsidiaries. Our principal source of funds to make payments on the Series C Preferred Shares and our other securities is dividends and other distributions from the Bank and its non-banking subsidiaries. In particular, the Bank and the Bank’s subsidiaries represented 100% of our consolidated assets as of March 31, 2024.

Our ability to receive dividends and other distributions from the Bank as a source of funds is contingent on a number of factors including the Bank’s ability to meet applicable regulatory capital requirements and the Bank’s profitability and earnings and strength of its balance sheet. The National Bank Act limits the amount of dividends that our national banking association subsidiary may pay to us without regulatory approval. Generally, banks are prohibited from paying dividends when doing so would cause them to fall below regulatory minimum capital levels. In addition, the Bank may not, without prior regulatory approval, declare a dividend if the total amount of all dividends, including the proposed dividend, declared by the Bank in the year exceeds the sum of the Bank’s net income for the year to date and retained net income for the two prior years, less certain transfers. Under the foregoing dividend restrictions, as of March 31, 2024, the Bank could pay dividends totaling approximately $324 million to us, without obtaining the approval of the OCC.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of the Bank, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if the Bank were to pay dividends. The Federal Reserve and the OCC have issued policy statements generally requiring bank holding companies and national banks to pay dividends only out of current operating earnings.

The Series C Preferred Shares will be the obligations of Valley National Bancorp and not obligations of the Bank or any of our other subsidiaries, and will be effectively subordinated to all existing and future liabilities of the Bank and our other subsidiaries.

Because we are a holding company, our rights to participate in the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are ourselves a creditor with recognized claims against the subsidiary. Further, the Series C Preferred Shares places no restrictions on the ability of our subsidiaries to incur additional indebtedness.

Dividends on the Series C Preferred Shares are discretionary and non-cumulative and our ability to declare dividends may be limited.

Dividends on the Series C Preferred Shares are non-cumulative. Consequently, if our board of directors or a duly authorized committee of the board of directors does not authorize and declare a dividend for any dividend period, holders of the Series C Preferred Shares would not be entitled to receive any such dividend, such unpaid dividend will not become payable and we will have no obligation to pay dividends for such dividend period, whether or not dividends are declared for any subsequent dividend period with respect to the Series C Preferred Shares.

In addition, unlike indebtedness, for which principal and interest would customarily be payable on specified due dates, in the case of the Series C Preferred Shares (i) dividends are payable only if declared by our board of directors or a duly authorized committee of the board of directors and (ii) payments of dividends and any redemption price will be subject to restrictions regarding our lawfully available assets. As a bank holding company, our ability to declare and pay dividends is also dependent on certain federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends.

The dividend rate will reset on the First Reset Date and each subsequent reset date and any dividends declared may be less than the initial fixed annual rate of 8.250% in effect until the First Reset Date.

The annual dividend rate on the Series C Preferred Shares for each reset period will equal the five-year U.S. Treasury Rate as of the most recent reset dividend determination date plus 4.182% per annum. Therefore, any dividends declared during the Dividend Reset Period could be more or less than the fixed rate for the Initial Fixed Rate Period. We have no control over the factors that may affect U.S. Treasury Rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that may impact U.S. Treasury Rates.

The historical five-year U.S. Treasury Rates are not an indication of future five-year U.S. Treasury Rates.

In the past, U.S. Treasury Rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury Rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury Rates is not an indication that U.S. Treasury Rates are more or less likely to increase or decrease at any time during the Dividend Reset Period, and you should not take the historical U.S. Treasury Rates as an indication of future rates.

Ownership of the Series C Preferred Shares may require regulatory approval or result in adverse regulatory consequences.

We are a bank holding company regulated by the Federal Reserve. Any “company” as defined in the Holding Company Act owning 25% or more of a class of our outstanding shares of voting stock, or a lesser percentage if such holder otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the Holding Company Act. A holder or group of holders acting in concert may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Although we do not believe the Series C Preferred Shares are currently considered “voting stock” for purposes of the Holding Company Act, if they were to become voting stock for the purposes of the Holding Company Act, whether because we have missed certain dividend payments, and as a result holders of the Series C Preferred Shares, together with holders of all other classes of authorized preferred stock having equivalent voting rights, have the right to elect directors or for other reasons, a holder of 25% or more of Series C Preferred Shares, or a lesser percentage of the Series C Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the Holding Company Act. A company determined to control us under the Holding Company Act will be subject to ongoing regulation and supervision.

In addition, no person, including individuals or groups of individuals acting in concert may acquire “control” of us under the Change in Bank Control Act (“CBC Act”) without providing prior notice to the Federal Reserve and receiving a nonobjection from the Federal Reserve.

Further, acquisitions of our voting stock above certain thresholds may be subject to prior regulatory notice or approval under the Holding Company Act or the CBC Act. For example, any bank holding company or foreign bank that is subject to the Holding Company Act may need approval to acquire or retain more than 5% of the then outstanding shares in a class of voting stock, and any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the shares in a class of voting stock. Investors are responsible for ensuring that they do not, directly or indirectly, acquire shares of our stock in excess of the amount that can be acquired without regulatory approval under the Holding Company Act or the CBC Act.

Under either the Holding Company Act or the CBC Act, a regulatory determination of “control” of a depository institution or holding company is based on all of the relevant facts and circumstances. Potential investors are advised to consult with their legal counsel regarding the applicable regulations and requirements.

We may be able to redeem the Series C Preferred Shares prior to September 30, 2029.

By its terms, the Series C Preferred Shares may be redeemed by us prior to September 30, 2029 upon the occurrence of certain events involving the capital treatment of the Series C Preferred Shares. In particular, upon our determination in good faith that an event has occurred that would constitute a “regulatory capital treatment event,” we may, at our option, redeem in whole, but not in part, the Series C Preferred Shares, subject to the approval of the appropriate federal banking agency. See “Description of Series C Preferred Shares—Redemption—Optional Redemption.” If we redeem the Series C Preferred Shares, you may not be able to reinvest the redemption price you receive in a similar security.

Investors should not expect us to redeem the Series C Preferred Shares on the date they become redeemable or on any particular date after they becomes redeemable.

The Series C Preferred Shares are perpetual equity securities. This means the Series C Preferred Shares have no maturity or mandatory redemption date and are not redeemable at the option of investors. By their terms, the Series C Preferred Shares may be redeemed by us at our option, either in whole or in part, on any dividend payment date on and after the First Reset Date, or, in whole but not in part, within 90 days of the occurrence of certain changes relating to the regulatory capital treatment of the Series C Preferred Shares, as described below under “Description of Series C Preferred Shares—Redemption.” Any decision we may make at any time to propose a redemption of the Series C Preferred Shares will depend upon, among other things, our evaluation of our capital position, including for bank capital ratio purposes, the composition of our shareholders’ equity and general market conditions at that time. In addition, our right to redeem the Series C Preferred Shares is subject to limitations established by the Federal Reserve’s guidelines applicable to bank holding companies, and under current regulatory rules and regulations we would need regulatory approval to redeem the Series C Preferred Shares. We cannot guarantee that the Federal Reserve would approve any redemption of the Series C Preferred Shares that we may propose.

General market conditions and unpredictable factors could adversely affect market prices for the Series C Preferred Shares.

Future trading prices of the Series C Preferred Shares, if any, will depend on many factors, including:

•	whether we declare or fail to declare dividends on the Series C Preferred Shares from time to time;

•	our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit-rating agencies, including the ratings given to the Series C Preferred Shares;

•	prevailing interest rates;

•	economic, financial, geopolitical, regulatory or judicial events affecting us or the financial markets generally; and

•	the market for similar securities.

Accordingly, the Series C Preferred Shares may trade at a discount to the price per share paid for such shares.

If we are deferring payments on our outstanding junior subordinated debt securities or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Series C Preferred Shares.

In addition to the fact that the Series C Preferred Shares are subordinate to our indebtedness, the terms of our outstanding junior subordinated debt securities prohibit us from declaring or paying any dividends or distributions on the Series C Preferred Shares, or redeeming, purchasing, acquiring or making a liquidation payment with respect to our Series C Preferred Shares, if we are aware of any event that would be an event of default under the indenture governing those junior subordinated debt securities or at any time when we have deferred interest thereunder.

If we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Series C Preferred Shares and will be prohibited from redeeming the Series C Preferred Shares.

When dividends are not paid in full upon the Series C Preferred Shares and other dividend parity stock, all dividends paid or declared for payment on the applicable dividend payment date with respect to the Series C Preferred Shares and the dividend parity stock will be declared and paid ratably to the holders of the Series C Preferred Shares and any dividend parity stock, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the current dividend period (including, in the case of dividend parity stock that bears cumulative dividends, all accrued but unpaid dividends). In addition, the terms of our other dividend parity stock prohibit us from purchasing or redeeming dividend parity stock, including the Series C Preferred Shares, unless all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, have been paid in full. Therefore, if we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Series C Preferred Shares, and will be prohibited from redeeming the Series C Preferred Shares.

Holders of Series C Preferred Shares will have limited voting rights.

Holders of the Series C Preferred Shares have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the Series C Preferred Shares will have voting rights only with respect to authorizing or increasing senior stock, certain changes in terms of the Series C Preferred Shares, certain share exchanges, reclassifications, mergers and consolidations, certain dividend non-payments and as otherwise required by applicable law. See below under “Description of Series C Preferred Shares—Voting Rights.”

We may issue additional Series C Preferred Shares, depositary shares representing an interest in our preferred stock, shares of preferred stock or securities convertible or exchangeable for our preferred stock, and thereby materially and adversely affect the price of the Series C Preferred Shares.

We are not restricted from issuing additional Series C Preferred Shares, depositary shares representing an interest in our preferred stock, shares of preferred stock or securities convertible or exchangeable for our preferred stock, including in each case additional shares of preferred stock, during the life of the Series C Preferred Shares. If we issue such additional securities, it may dilute the voting power of the holders of the Series C Preferred Shares and materially and adversely affect the price of the Series C Preferred Shares.

You may find it difficult to sell your Series C Preferred Shares.

You may find it difficult to sell your Series C Preferred Shares because an active trading market for the Series C Preferred Shares may not develop. The Series C Preferred Shares are new securities for which there currently is no established trading market. Although we intend to apply to list the Series C Preferred Shares on the Nasdaq Global Select Market, there is no guarantee that we will be able to list the Series C Preferred Shares. Even if the Series C Preferred Shares are listed, there may be little or no secondary market for the Series C Preferred Shares and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. Further, because the Series C Preferred Shares do not have a stated maturity date, investors seeking liquidity in the Series C Preferred Shares will be limited to selling their Series C Preferred Shares in the secondary market.

If a market for the Series C Preferred Shares does develop, it is possible that you will not be able to sell your Series C Preferred Shares at a particular time or that the prices that you receive when you sell will not be favorable. It is also possible that any trading market that does develop for the Series C Preferred Shares will not be liquid. Future trading prices of the Series C Preferred Shares cannot be predicted and will depend on many factors, including:

•	our operating performance, financial condition, reputation and prospects, or the operating performance, financial condition, reputation and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit rating agencies, including the ratings given to the Series C Preferred Shares;

•	prevailing interest rates;

•	economic, financial, geopolitical, regulatory or judicial events affecting us, the banking industry or the financial markets generally; and

•	the market for similar securities.

Any reduction in our credit rating could increase the cost of our funding from the capital markets or negatively impact the trading price of the Series C Preferred Shares.

The major credit rating agencies regularly evaluate us and their ratings of our long-term debt and hybrid securities based on a number of factors, including our financial strength and conditions affecting the financial services industry generally. The ratings assigned to Valley and the Bank remain subject to change at any time, and it is possible that any ratings agency will take action to downgrade Valley, the Bank or both in the future. Any such action could negatively affect the rating and/or trading price of the Series C Preferred Shares.

In addition, rating agencies have themselves been subject to scrutiny arising from the financial crisis such that the rating agencies may make or may be required to make substantial changes to their ratings policies and practices. Such changes may, among other things, adversely affect the ratings of Valley or the Bank. Any decrease in our credit ratings could limit our access to the capital markets or short-term funding or increase our financial costs, and thereby adversely affect our financial condition and liquidity or negatively impact the trading price of the Series C Preferred Shares in any secondary market.

USE OF PROCEEDS

We estimate that the net cash proceeds to us from the sale of the Series C Preferred Shares will be approximately $144.7 million (or approximately $166.4 million if the underwriters’ option to purchase additional Series C Preferred Shares is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes and investments in the Bank as regulatory capital.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization as of March 31, 2024 on (i) an actual basis and (ii) an as adjusted basis to give effect to this offering (assuming the underwriters do not exercise any part of their over-allotment option), after underwriting discounts and commissions and estimated offering expenses payable by us. You should read the following table together with our consolidated financial statements and notes thereto included in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2024
(in thousands, except share amounts)	Actual	As Adjusted
Shareholders’ Equity
Preferred stock, Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value; 4,600,000 shares issued	$111,590	$111,590
Preferred stock, Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value; 4,000,000 shares issued	98,101	98,101
Preferred stock, 8.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C, no par value; 6,000,000 shares issued	—	144,654
Common stock, no par value, 650,000,000 shares authorized; 508,893,059 shares issued	178,535	178,535
Surplus	4,989,023	4,989,023
Retained earnings	1,506,738	1,506,738
Accumulated other comprehensive loss	(156,848)	(156,848)

Total Shareholders’ Equity	$6,727,139	$6,871,793

Capital Adequacy
Total Risk-based Capital	11.88%	12.17%
Common Equity Tier 1 Capital	9.34	9.34
Tier 1 Risk-based Capital	9.78	10.07
Tier 1 Leverage Capital	8.20	8.42

DESCRIPTION OF SERIES C PREFERRED SHARES

The following is a summary of the material terms and provisions of the Series C Preferred Shares. This summary does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Restated Certificate of Incorporation, which we refer to as our “Certificate of Incorporation,” the Certificate of Amendment to the Certificate of Incorporation creating the Series C Preferred Shares (the “Certificate of Amendment”), our By-laws and the applicable provisions of the New Jersey Business Corporation Act and federal law governing bank holding companies.

General

Under our Certificate of Incorporation we have authority to issue up to 50,000,000 shares of preferred stock, no par value. We previously issued (i) 4,600,000 shares of our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value, with a liquidation preference of $25 per share (the “Series A Preferred Shares”), all of which are outstanding as of the date of this prospectus supplement and (ii) 4,000,000 shares of our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value, with a liquidation preference of $25 per share (the “Series B Preferred Shares”), all of which are outstanding as of the date of this prospectus supplement. The remaining 41,400,000 shares of preferred stock remain unissued blank check preferred stock.

When issued, the Series C Preferred Shares will be validly issued, fully paid and non-assessable, which means that its holders will have paid their purchase price in full and that we may not ask them to pay additional funds in respect of their Series C Preferred Shares. We will not issue any Series C Preferred Shares prior to the original issue date.

Prior to the issuance of the Series C Preferred Shares, we will file with the Department of Treasury of the State of New Jersey the Certificate of Amendment establishing the terms of the Series C Preferred Shares. The Certificate of Amendment will initially authorize Series C Preferred Shares. Our board of directors may authorize additional Series C Preferred Shares from time to time. When issued, the Series C Preferred Shares will have a fixed liquidation preference of $25 per share. If we liquidate, dissolve or wind up our affairs, holders of the Series C Preferred Shares will be entitled to receive, out of our assets that are available for distribution to shareholders, an amount per share equal to the liquidation preference per share plus any declared and unpaid dividends, without regard to any undeclared dividends.

The Series C Preferred Shares will not be convertible into or exchangeable for our common stock or any other class or series of our capital stock and will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement. The Series C Preferred Shares do not have a stated maturity date and will be perpetual unless redeemed at our option.

We reserve the right to re-open this series of Series C Preferred Shares and issue additional Series C Preferred Shares; provided that any such additional Series C Preferred Shares are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code of 1986, as amended, or the Code, and such additional Series C Preferred Shares are otherwise treated as fungible with the Series C Preferred Shares for U.S. federal income tax purposes. The additional shares would form a single series with the Series C Preferred Shares.

In addition, we may from time to time issue shares of capital stock that rank on a parity with or junior to the Series C Preferred Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and distributions upon our liquidation, dissolution or winding-up.

Ranking

The Series C Preferred Shares will rank, with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding-up, respectively:

•

senior to our common stock and to each other class or series of our capital stock issued in the future, unless the terms of that capital stock expressly provide that it ranks at least on parity with the Series C Preferred Shares with respect to such dividends and distributions;

•

on parity with the Series A Preferred Shares, our Series B Preferred Shares and any class or series of our capital stock issued in the future the terms of which expressly provide that it ranks on parity with our Series C Preferred Shares with respect to such dividends and distributions; and

•

junior to any class or series of our capital stock issued in the future, the terms of which expressly provide that it ranks senior to the Series C Preferred Shares with respect to such dividends and distributions, if it is approved by the holders of at least 66 2/3% of the outstanding Series C Preferred Shares.

Dividends

Dividends on the Series C Preferred Shares will not be cumulative and will not be mandatory. Holders of the Series C Preferred Shares will be entitled to receive, if, when and as declared by our board of directors or a duly authorized committee of our board of directors out of legally available assets, non-cumulative cash dividends. These dividends will be payable (i) during the period from the issue date of the Series C Preferred Shares to, but excluding September 30, 2029 (the “Initial Fixed Rate Period”), quarterly, in arrears, on March 30, June 30, September 30, and December 30 of each year, with payments beginning on September 30, 2024 and (ii) during the period from September 30, 2029 (the “First Reset Date”) through the redemption date of the Series C Preferred Shares, if any, quarterly, in arrears on March 30, June 30, September 30, and December 30 of each year, with payments beginning on December 30, 2029 (the “Dividend Reset Period”), each such date being referred to herein as a “dividend payment date.” Dividends on each Series C Preferred Share will accrue on the liquidation preference amount of $25 per share at a rate equal to (i) 8.250% per annum for each dividend period (as defined below) during the Initial Fixed Rate Period and (ii) the five-year U.S. Treasury Rate as of the most recent reset dividend determination date, plus 4.182% per annum for each dividend period during the Dividend Reset Period. Any dividends paid on the Series C Preferred Shares will be distributed to holders of thereof in the manner described below. Notwithstanding the foregoing, dividends on the Series C Preferred Shares shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

Dividends will be payable to holders of record of Series C Preferred Shares as they appear on our books on the applicable record date, which shall not be less than 15 calendar days or more than 30 calendar days before the applicable dividend payment date, as shall be fixed by our board of directors or any duly authorized committee of the board of directors.

A “dividend period” is the period from and including a dividend payment date to but excluding the applicable dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series C Preferred Shares. Any dividend payable on the Series C Preferred Shares for any dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. If any dividend payment date falls on a day that is not a business day, then the related payment of dividends will be made on the next succeeding business day without any adjustment to the amount of dividends paid. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series C Preferred Shares.

Unless we have validly called all of the Series C Preferred Shares for redemption on the First Reset Date, we will appoint a calculation agent (in such capacity, the “Calculation Agent”) for the Series C Preferred Shares

prior to the reset dividend determination date (as defined below) preceding the First Reset Date. The applicable dividend rate for each reset period (as defined below) will be determined by the Calculation Agent, as of the applicable reset dividend determination date. Promptly upon such determination, the Calculation Agent will notify us and the transfer agent and registrar of the dividend rate for the reset period. The Calculation Agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period beginning on or after September 30, 2029 will be on file at our principal offices, will be made available to any holder of the Series C Preferred Shares upon request and will be final and binding in the absence of manifest error.

A “reset date” means the First Reset Date and each date falling on the fifth anniversary of the preceding reset date. Reset dates, including the First Reset Date, will not be adjusted for business days.

A “reset dividend determination date” means, in respect of any reset period, the day falling two business days prior to the beginning of such reset period.

A “reset period” means the period from and including the commencement of the Dividend Reset Period to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date.

The “Five-year U.S. Treasury Rate” means, as of any reset dividend determination date, as applicable, (i) an interest rate (expressed as a percentage) determined to be the per annum rate equal to the weekly average yield to maturity for U.S. Treasury securities with a maturity of five years from the next reset date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next reset date and trading in the public securities markets, then the rate will be determined by interpolation between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the reset date following the next succeeding reset dividend determination date, and (B) the other maturity as close as possible to, but later than, the reset date following the next succeeding reset dividend determination date, in each case as published in the most recent H.15 (519) (as defined below). If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior reset dividend determination date or, if this sentence is applicable with respect to the first dividend reset determination date, 4.068%.

“H.15 (519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the U. S. Federal Reserve System.

“The most recent H.15 (519)” means the H.15 (519) published closest in time but prior to the close of business on the second business day prior to the applicable reset date.

In this subsection, the term “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in The City of New York.

Dividends on the Series C Preferred Shares will not be cumulative. Accordingly, if our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Series C Preferred Shares for a dividend period prior to the related dividend payment date, that dividend will not accrue, and we will have no obligation to pay a dividend for that dividend period on the applicable dividend payment date or at any time in the future, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on the Series C Preferred Shares, parity stock (as defined herein), junior stock (as defined herein) or other capital stock are declared and paid for any future dividend period.

Priority of Dividends

So long as any Series C Preferred Share remains outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding Series C Preferred Shares:

•

no dividend or distribution shall be declared, paid or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or warrants, options or other rights, which are exercisable for or convertible into junior stock, or (ii) a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption or repurchase of any rights under any such plan);

•

no share of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of shares of junior stock for or into other shares of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in junior stock in the ordinary course of business, (viii) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and

•

no share of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Shares and any parity stock, (ii) as a result of a reclassification of any parity stock for or into other parity stock, (iii) the exchange or conversion of any parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock or junior stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in parity stock in the ordinary course of business, (viii) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by us or any of our subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us.

Notwithstanding the foregoing, if dividends are not paid in full upon the Series C Preferred Shares and any parity stock, dividends may be declared and paid upon the Series C Preferred Shares and the parity stock on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then current dividend period per share of the Series C Preferred Shares and accrued dividends, including any accumulations, on any parity stock bear to each other.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of our capital stock over which the Series C Preferred Shares has preference or priority in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of our affairs.

As used in this prospectus supplement, “parity stock” means our Series A Preferred Shares, Series B Preferred Shares and any other class or series of our capital stock that ranks equally with the Series C Preferred Shares in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of our affairs. As of the date of this prospectus supplement, our parity stock outstanding is comprised of 4,600,000 of our Series A Preferred Shares and 4,000,000 of our Series B Preferred Shares.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise) may be declared and paid on our common stock and any of our other junior stock or parity stock, from time to time out of any assets legally available for such payment, and the holders of Series C Preferred Shares shall not be entitled to participate in any such dividend.

Redemption

Mandatory Redemption

The Series C Preferred Shares are not subject to any mandatory redemption, sinking fund or other similar provision.

Optional Redemption

We may redeem the Series C Preferred Shares at our option, through a resolution duly adopted by our board of directors (or a duly authorized committee of our board of directors), in whole or in part, from time to time, on any dividend payment date on or after the First Reset Date, subject to the prior approval of the Federal Reserve or other appropriate federal banking agency, if required, and upon notice in accordance with the procedures described below, at a price equal to $25 per share, plus the per share amount of any declared and unpaid dividends, without regard to any undeclared dividends, on the Series C Preferred Shares prior to the date fixed for redemption, which we refer to as the redemption date.

Notwithstanding the foregoing, within 90 days of the occurrence of a “regulatory capital treatment event,” we may, at our option, subject to the prior approval of the Federal Reserve or other appropriate federal banking agency, if required, upon notice in accordance with the procedures described below, redeem, all (but not less than all) of the Series C Preferred Shares at the time outstanding at a redemption price equal to $25 per share, plus the per share amount of any declared and unpaid dividends, without regard to any undeclared dividends, on the Series C Preferred Shares prior to the redemption date.

A “regulatory capital treatment event” means a good faith determination by our board of directors or a duly authorized committee of the board of directors, in good faith, that, as a result of any:

•

amendment to, or change (including any announced prospective amendment or change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of the Series C Preferred Shares;

•	proposed change in those laws or regulations that is announced or becomes effective after the original issue date of the Series C Preferred Shares; or

•

official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the original issue date of the Series C Preferred Shares;

there is more than an insubstantial risk that we will not be entitled to treat the aggregate liquidation preference of $25 per share for all Series C Preferred Shares then outstanding as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Federal Reserve or other appropriate federal banking agency, as then in effect and applicable, for as long as any Series C Preferred Share is outstanding.

If the Series C Preferred Shares are to be redeemed, the notice of redemption shall be given to the holders of record of the Series C Preferred Shares to be redeemed, by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on our stock register, not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series C Preferred Shares are held in book-entry form through The Depository Trust Company (“DTC”), we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•	the number of Series C Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

•	the redemption price;

•	the place or places where the certificates, if any, evidencing Series C Preferred Shares are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any Series C Preferred Shares has been duly given and if on or before the date fixed for redemption the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series C Preferred Shares so called for redemption, then, notwithstanding that certificates (if the Series C Preferred Shares are issued in certificated form) representing any share so called for redemption have not been surrendered for redemption, on and after the redemption date, dividends will cease to accrue on all Series C Preferred Shares called for redemption, all such Series C Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

In case of any redemption of only part of the Series C Preferred Shares at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot.

Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Series C Preferred Shares may be subject to prior approval of the Federal Reserve. The Series C Preferred Shares explicitly provide that any redemption of the Series C Preferred Shares may be subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to the redemption of the Series C Preferred Shares. See “Risk Factors” on page S-8.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of the Series C Preferred Shares are entitled to receive an amount per share equal to the fixed liquidation preference of $25 per share, plus any declared and unpaid dividends (but without any amount in respect of dividends that have not been declared), after satisfaction of liabilities or obligations to creditors and subject to the rights of holders of any shares of capital stock ranking senior to the Series C Preferred Shares with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of our business and affairs, and before we make any distribution of assets to the holders of our common stock or any other class or series of our capital stock ranking junior to the Series C Preferred Shares with respect to distributions upon our liquidation, dissolution or winding-up. After payment of the full amount of the liquidating distribution described above, the holders of the Series C Preferred Shares shall not be entitled to any further participation in any distribution of our assets.

If our assets are not sufficient to pay the liquidation preference in full to all holders of Series C Preferred Shares and all holders of any shares of our capital stock ranking as to any such liquidation distribution on parity with the Series C Preferred Shares, the holders of Series C Preferred Shares and such other shares will share ratably in any such distribution in proportion to the full respective distributions to which they are entitled. If the liquidation preference per Series C Preferred Share has been paid in full to all holders of Series C Preferred Shares and the liquidation preference per share of any other capital stock ranking on parity with the Series C Preferred Shares as to liquidation rights has been paid in full, the holders of our common stock or any other capital stock ranking, as to liquidation rights, junior to the Series C Preferred Shares will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our assets or business, nor the consolidation or merger by us with or into any other entity or by another entity with or into us, whether for cash, securities or other property, individually or as part of a series of transactions, including a merger or consolidation in which the holders of the Series C Preferred Shares receive cash, securities or property for their shares, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as provided below, the holders of the Series C Preferred Shares will have no voting rights.

If and whenever dividends on any Series C Preferred Share or any parity stock upon which similar voting rights have been conferred (“special voting preferred stock”) and are exercisable shall have not been declared and paid for an aggregate amount equal to the amount of dividends payable on the Series C Preferred Shares as contemplated herein for at least six quarterly dividend periods, whether or not consecutive (which we refer to as a “Nonpayment”), the authorized number of directors on our board of directors will automatically be increased by two and the holders of the Series C Preferred Shares and such special voting preferred stock will be entitled to vote as a single class (based on respective liquidation preferences) for the election of a total of two additional members of our board of directors, which we refer to as the “Preferred Directors,” provided that the election of any such Preferred Director shall not cause us to violate the corporate governance requirements of the Nasdaq Stock Market LLC (or any stock exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our board of directors shall at no time include more than two Preferred Directors, at our next annual meeting of shareholders (or at a special meeting called at the request of the holders of at least 20% of the Series C Preferred Shares or any other series of voting parity stock (which shall mean for purposes of this section, any other class or series of our capital stock which have been conferred with and are exercisable like voting rights with the Series C Preferred Shares) for that purpose prior to the next annual meeting (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders)), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid on the Series C Preferred Shares and such special voting preferred stock for at least one year following the Nonpayment. Such request to call a special meeting for the initial election of Preferred Directors after a Nonpayment shall be made by written notice, signed by the requisite holders of Series C Preferred Shares or other voting parity stock, and delivered to our Corporate Secretary in such manner as provided under the terms of the Series C Preferred Shares, or as may otherwise be required by law.

If and when dividends have been paid in full on the Series C Preferred Shares for at least one year following a Nonpayment, the holders of the Series C Preferred Shares shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and the term of office of each Preferred Director so elected shall terminate and the number of directors on our board of directors shall automatically decrease by the number of Preferred Directors so elected, assuming the rights of the holders of voting parity stock have similarly terminated. In addition, if and when the rights of holders of Series C Preferred Shares terminate under circumstances described above under “Redemption,” the right of the holders of Series C Preferred Shares to elect the Preferred Directors shall cease along with the other rights (except, if applicable, the right to receive the redemption price), and the Preferred Directors shall cease to be qualified as directors, the term of office of any Preferred Director then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected, assuming that the rights of holders of special voting preferred stock have similarly terminated. Any Preferred Director may be removed at any time without cause by the holders of a majority of the outstanding Series C Preferred Shares or the majority of any series of such special voting preferred stock when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding Series C Preferred Shares and such special voting preferred stock to serve until the next annual meeting of shareholders; provided that the election of any such Preferred Director shall not cause us to violate the corporate governance requirements of the Nasdaq Stock Market LLC (or any stock exchange on which our securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a Preferred Director may be taken only at a special meeting called at the request the holders of at least 20% of the Series C Preferred Shares or any other series of voting parity stock for that purpose (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders). The Preferred Directors shall each be entitled to one vote per director on any matter.

If the holders of Series C Preferred Shares become entitled to vote for the election of directors, the Series C Preferred Shares may be considered a class of voting securities under interpretations adopted by the Federal Reserve. As a result, certain holders of Series C Preferred Shares may become subject to regulations under the Holding Company Act and/or certain acquisitions of Series C Preferred Shares may be subject to prior approval by the Federal Reserve. See “Risk Factors—Ownership of the Series C Preferred Shares may require regulatory approval or result in adverse regulatory consequences.”

So long as any Series C Preferred Shares remain outstanding, in addition to any other vote or consent of shareholders required by law or our Certificate of Incorporation, the affirmative vote or consent of the holders of at least 66 2/3% of all of the then outstanding Series C Preferred Shares entitled to vote thereon, voting separately as a single class, shall be required to:

•

amend or alter our Certificate of Incorporation, including the Certificate of Amendment creating the Series C Preferred Shares, authorize, create, issue or increase the authorized amount of any class or series of our capital stock ranking senior to the Series C Preferred Shares with respect to payment of dividends or as to distributions upon our liquidation, dissolution or winding-up, or issue any obligation or security convertible into or exchangeable for evidencing the right to purchase any such class or series of our capital stock;

•

amend, alter or repeal the provisions of our Certificate of Incorporation, including the Certificate of Amendment creating the Series C Preferred Shares, whether by merger, consolidation, or otherwise, so as to adversely affect the special powers, preferences, privileges or rights of the Series C Preferred Shares, taken as a whole; or

•

consummate a binding share-exchange or reclassification involving the Series C Preferred Shares, or sale, conveyance, exchange or transfer of all or substantially all of our assets or business or a merger or consolidation of us with or into another entity, unless the Series C Preferred Shares (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than the Series C Preferred Shares immediately prior to such consummation.

When determining the application of the voting rights described in this section, the authorization, creation and issuance, or an increase in the authorized or issued amount of, junior stock or any class or series of capital stock, or any securities convertible into or exchangeable or exercisable for junior stock or any class or series of capital stock that by its terms expressly provides that it ranks pari passu with the Series C Preferred Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon our liquidation, dissolution or winding-up shall not be deemed to adversely affect the special powers, preferences, privileges or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding Series C Preferred Shares.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified above would adversely affect one or more but not all series of voting parity stock (including the Series C Preferred Shares for this purpose), then only such series of voting parity stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class based on respective liquidation preferences in lieu of all other series of such voting parity stock. If all series of voting parity stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required the approval of the holders of at least 66 2/3% of the shares of each series, voting as separate classes, that will have a diminished status.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series C Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Series C Preferred Shares to effect such redemption.

Form

The Series C Preferred Shares will be issued in book-entry form through DTC, as described in “Book-Entry Issuance” on page S-25 in this prospectus supplement.

Transfer Agent and Registrar

Equiniti Trust Company, LLC will be the transfer agent and registrar, paying agent and redemption agent for the Series C Preferred Shares. We may, in our sole discretion, remove the transfer agent or the registrar in accordance with the agreements between us and the transfer agent or registrar, as applicable; provided that we will appoint a successor transfer agent or registrar, as applicable, who will accept such appointment prior to the effectiveness of such removal. The registrar for the Series C Preferred Shares will send notices to shareholders of any meetings at which holders of Series C Preferred Shares have the right to vote on any matter.

BOOK-ENTRY ISSUANCE

DTC will act as securities depositary for all of the Series C Preferred Shares. We will issue the Series C Preferred Shares only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee) or such other name as may be requested by an authorized representative of DTC. We will issue and deposit with DTC one or more fully registered global certificates for the Series C Preferred Shares representing, in the aggregate, the total number of the Series C Preferred Shares to be sold in this offering.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in Series C Preferred Shares, so long as the corresponding securities are represented by global security certificates.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the Nasdaq Stock Market LLC and FINRA. Access to the DTC system is also available to others, referred to as indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of Series C Preferred Shares within the DTC system must be made by or through direct participants, who will receive a credit for the Series C Preferred Shares on DTC’s records. The ownership interest of each beneficial owner will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased Series C Preferred Shares. Transfers of ownership interests in the Series C Preferred Shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Series C Preferred Shares, unless the book-entry system for the Series C Preferred Shares is discontinued. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent or paying agent as registered holders of the securities. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all Series C Preferred Shares deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series C Preferred Shares with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Series C Preferred Shares; DTC’s records reflect only the identity of the direct participants to whose accounts such Series C Preferred Shares are credited, which may or may not be beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We will send redemption notices to Cede & Co. as the registered holder of the Series C Preferred Shares. If less than all of the Series C Preferred Shares are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Although voting on the Series C Preferred Shares is limited to the holders of record of the Series C Preferred Shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on Series C Preferred Shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the Series C Preferred Shares are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the Series C Preferred Shares at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Series C Preferred Shares are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the Series C Preferred Shares will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Series C Preferred Shares represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of Series C Preferred Shares. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the Series C Preferred Shares represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•

will not be considered to be owners or holders of the global security certificates or the Series C Preferred Shares represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of Series C Preferred Shares.

All redemption proceeds, distributions and dividend payments on the Series C Preferred Shares represented by the global security certificates and all transfers and deliveries of such Series C Preferred Shares will be made to DTC or its nominee, as the case may be, as the registered holder of the Series C Preferred Shares. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of that participant and not of DTC, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. Valley nor any Valley agent will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Valley will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Series C Preferred Shares. The summary is limited to taxpayers who purchase the Series C Preferred Shares in the initial offering at the initial offering price and who will hold the Series C Preferred Shares as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)). This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a broker or dealer in securities;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	tax-exempt organization;

•	a person holding our Series C Preferred Shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a person that purchases or sells the Series C Preferred Shares as part of a wash sale for U.S. federal income tax purposes;

•	a trader in securities that has elected the mark-to-market method of accounting for its securities;

•	a person liable for alternative minimum tax;

•	a person who owns 10% or more of our voting stock;

•	a partnership or other pass-through entity for U.S. federal income tax purposes; or

•	a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar.

The following summary is based upon current provisions of the Code, Treasury regulations and judicial or administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and non-U.S. tax consequences are not summarized. You are a U.S. holder if you are a beneficial owner of Series C Preferred Shares for U.S. federal income tax purposes and you are:

•	a citizen or individual resident of the United States;

•	a domestic corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A non-U.S. holder is a beneficial owner of Series C Preferred Shares that is not a U.S. holder.

If a partnership holds Series C Preferred Shares, the tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. If you are a partner in a partnership holding Series C Preferred Shares, you should consult your tax advisor with regard to the U.S. federal income tax treatment of an investment in the Series C Preferred Shares.

You should consult your own tax advisor regarding the U.S. federal, state and local and other tax consequences of owning and disposing Series C Preferred Shares in your particular circumstances.

U.S. Holders

The discussion in this section is addressed to U.S. holders of the Series C Preferred Shares.

Distributions

Distributions on the Series C Preferred Shares will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we expect that our current and accumulated earnings and profits will be such that all distributions paid with respect to the Series C Preferred Shares will qualify as dividends for U.S. federal income tax purposes, we cannot guarantee that result. Our accumulated earnings and profits and our current earnings and profits in future years will depend in significant part on our future profits or losses, which we cannot accurately predict. To the extent that the amount of any distribution paid on a Series C Preferred Shares exceeds our current and accumulated earnings and profits attributable to that share, the distribution will be treated first as a return of capital and will be applied against and reduce your adjusted tax basis (but not below zero) in that Series C Preferred Share. This reduction in basis would increase any gain or reduce any loss realized by you on the subsequent sale, redemption or other disposition of your Series C Preferred Shares. The amount of any such distribution in excess of your adjusted tax basis will then be taxed as capital gain from the sale or exchange of your Series C Preferred Shares. For purposes of the remainder of this discussion, it is assumed that distributions paid on the Series C Preferred Shares will constitute dividends for U.S. federal income tax purposes.

Subject to certain holding period requirements and exceptions, dividends received by individual holders generally will qualify for taxation at special rates as “qualified dividends.” If you are a corporation, dividends that are received by you will generally be eligible for a 50% dividends-received deduction under the Code. However, you may not be entitled to take the 50% dividends-received deduction in all circumstances and, even if you are so entitled, you may be subject to special rules in respect of your ownership of the Series C Preferred Shares. You are advised to consult your own tax advisor regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and with respect to the possible application of the extraordinary dividend provisions of the federal income tax law to your ownership or disposition of the Series C Preferred Shares.

Dispositions, Including Redemptions

A sale, exchange or other disposition of Series C Preferred Shares will generally result in gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the Series C Preferred Shares, which will generally equal your purchase price for the Series C Preferred Shares, subject to reduction (if applicable) as described under the caption “—Dividends” above. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the Series C Preferred Shares exceeds one year. Long-term capital gain recognized by a non-corporate U.S. holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A redemption of Series C Preferred Shares for cash will be treated as a sale or exchange if it (1) results in a “complete termination” of your interest in our stock, (2) is substantially disproportionate with respect to your investment in our stock, or (3) is not “essentially equivalent to a dividend” with respect to you, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by you by reason of certain constructive ownership rules, as well as shares actually owned by you, must generally be taken into account. If a particular U.S. holder of Series C Preferred Shares does not own (actually or constructively) any additional stock, or owns only an insubstantial percentage of our outstanding stock, and does not participate in our control or management, a redemption of the S Series C Preferred Shares of such holder will generally qualify for sale or exchange treatment. Otherwise, the redemption may be taxable as a dividend. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular U.S. holder of the Series C Preferred

Shares depends upon the facts and circumstances at the time that the determination must be made, prospective U.S. holders of the Series C Preferred Shares are advised to consult their own tax advisors regarding the tax treatment of a redemption. If a redemption of Series C Preferred Shares is treated as an exchange, it will be taxable as described in the preceding paragraph. If a redemption is treated as a distribution, the entire amount received will be treated as a distribution and will be taxable as described under the caption “—Dividends” above.

Unearned Income Medicare Contribution Tax

Any dividends or gains earned from the sale, exchange, or other taxable disposition of the Series C Preferred Shares (or amounts treated as such) may be subject to the 3.8% tax on net investment income for taxpayers whose income exceeds certain thresholds. U.S. holders should consult their own tax advisors to determine the applicability of this tax.

Information Reporting and Backup Withholding

Dividend payments or other taxable distributions made to you with respect to Series C Preferred Shares, as well as the payment of proceeds from the sale or redemption of Series C Preferred Shares that are made within the United States, will generally be subject to information reporting. Additionally, such payments may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, if you do not otherwise establish an exemption, you should complete IRS Form W-9 or an acceptable substitute, certifying that you are a U.S. person, the taxpayer identification number provided is correct and you are not subject to backup withholding.

If Series C Preferred Shares are sold outside the United States through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid outside the United States, then U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting will apply to a payment of sales proceeds, even if that payment is made outside the United States, if Series C Preferred Shares are sold through a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the IRS in a timely manner.

Non-U.S. Holders

The discussion in this section is addressed to non-U.S. holders of the Series C Preferred Shares.

Dividends

Generally, dividends paid to a non-U.S. holder with respect to the Series C Preferred Shares will be subject to U.S. federal income and withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty (provided the non-U.S. holder furnishes the payor with a properly completed IRS Form W-8BEN or W-8BEN-E or an acceptable substitute form certifying that such holder is eligible for treaty benefits), unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and the non-U.S. holder provides the payor with a properly completed Form W-8ECI or an acceptable substitute form). Dividends that are effectively connected with such trade or business (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder) will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates and, in the case of a non-U.S. holder which is a corporation, may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Dispositions, Including Redemptions

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or redemption (other than a redemption that is treated as a distribution, as described below) of the Series C Preferred Shares so long as:

•

the gain is not effectively connected with a U.S. trade or business of the holder (or if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such non-U.S. holder);

•

in the case of a nonresident alien individual, such holder is not present in the United States for 183 or more days in the taxable year of the sale or disposition (in which case the gain may be subject to tax if certain other conditions are met); and

•

we are not and have not been a U.S. real property holding corporation for U.S. federal income tax purposes of which such non-U.S. holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock and are not eligible for any treaty exemption.

Gain that is effectively connected with a U.S. trade or business generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Gain of a nonresident alien individual that is present in the United States for 183 or more days in the taxable year of the sale or disposition (and where certain other conditions are met) will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the non-U.S. holder. We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

A redemption of Series C Preferred Shares for cash may be treated as a distribution taxable as a dividend under certain circumstances described above in “—U.S. Holders—Dispositions, Including Redemptions.” If a redemption is treated as a distribution, the entire amount received will be treated as a distribution and will be taxable as described under the caption “—Dividends” above. In addition, if there is a material risk that the redemption proceeds may be treated as a dividend for tax purposes, such amounts may be subject to withholding as described under the caption “—Dividends” above. If a redemption of Series C Preferred Shares is treated as an exchange, it will be taxable as described in the preceding paragraph.

Backup Withholding

Generally, we and other payors must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to a non-U.S. holder and the amount of tax, if any, withheld with respect to such dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with such tax authorities.

U.S. backup withholding tax (currently, at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides us or other payor with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form), or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of Series C Preferred Shares by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless such non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. The payment of proceeds from the disposition of Series C Preferred Shares by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless the non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying the non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS. Prospective investors should consult their own tax advisors regarding the application of these rules to their particular circumstances.

FATCA Withholding on Payments to Foreign Financial Institutions and Other Foreign Entities

A 30% withholding tax will be imposed on certain payments (“withholdable payments”) that are made to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders (“FATCA withholding”). Such withholdable payments include dividends on the Series C Preferred Shares and, for dispositions after December 31, 2018, the gross proceeds from the sale or other disposition of the Series C Preferred Shares. You could be affected by such FATCA withholding if you are subject to the information reporting requirements and fail to comply with them or if you hold our Series C Preferred Shares through another person (e.g., a foreign bank or broker) that is subject to FATCA withholding because it fails to comply with these requirements (even if you would not otherwise have been subject to FATCA withholding).

The foregoing discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances and income tax situation. You should consult your own tax advisor as to the specific tax consequences that would result from your purchase, ownership and disposition of Series C Preferred Shares, including the application and effect of state and local, and other tax laws and the possible effects of changes in U.S. federal income or other tax laws.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Series C Preferred Shares by employee benefit plans to which Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applies; plans, individual retirement accounts and other arrangements to which Section 4975 of the Code applies and plans or arrangements to which the provisions of any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Laws”), apply; and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each of which is referred to hereunder as a “Plan”). The following summary is based upon current provisions of ERISA, the Code, applicable regulations and judicial or administrative authority, all of which are subject to change, possibly with retroactive effect.

Each fiduciary of a Plan should consider whether an investment in the Series C Preferred Shares is consistent with the documents and instruments governing the Plan. Each fiduciary of a Plan subject to ERISA (which is referred to hereunder as an “ERISA Plan”) should also consider the fiduciary standards of ERISA before authorizing an investment in the Series C Preferred Shares, including whether the investment would satisfy the prudence and diversification requirements of ERISA. To the extent Similar Laws contain fiduciary requirements like those under ERISA, each fiduciary of a Plan subject to Similar Laws should consider any such fiduciary requirements under such Similar Laws before authorizing an investment in the Series C Preferred Shares.

Section 406 of ERISA prohibits ERISA Plans and Section 4975 of the Code prohibits ERISA Plans and other Plans subject to such section from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws (such Plans referred to herein as “Similar Law Plans”).

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the Series C Preferred Shares were acquired by an ERISA Plan or other Plan subject to Section 4975 of the Code with respect to which we or any of our affiliates are a party in interest or a disqualified person. For example, if we are a party in interest or disqualified person with respect to such Plan (either directly or by reason of our ownership of our subsidiaries), a sale or exchange prohibited by Section 406(a)(1)(A) of ERISA or Section 4975(c)(1)(A) of the Code between such Plan and us may be deemed to occur, unless exemptive relief were available under an applicable exemption (see below).

Prohibited transaction class exemptions, or PTCEs, issued by the United States Department of Labor, as well as certain statutory exemptions available under ERISA and the Code, may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the Series C Preferred Shares. Those class and statutory exemptions include:

•	PTCE 96-23—for certain transactions determined by in-house asset managers;

•	PTCE 95-60—for certain transactions involving insurance company general accounts;

•	PTCE 91-38—for certain transactions involving bank collective investment funds;

•	PTCE 90-1—for certain transactions involving insurance company pooled separate accounts;

•	PTCE 84-14—for certain transactions determined by independent qualified professional asset managers; and

•	ERISA § 408(b)(17); Code § 4975(d)(20)—statutory exemption for certain transactions with service providers.

Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding or disposition of the Series C Preferred Shares by a Plan, the Series C Preferred Shares may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase, holding and disposition of the Series C Preferred Shares will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or in a violation of any Similar Laws. Any purchaser or holder of the Series C Preferred Shares or any interest in the Series C Preferred Shares will be deemed to have represented in its fiduciary and its corporate capacity throughout the period that such purchaser or holder holds such Series C Preferred Shares that either:

•	it is not a Plan and is not purchasing the Series C Preferred Shares or interest in the Series C Preferred Shares on behalf of or with the assets of any Plan; or

•

its purchase, holding and disposition of the Series C Preferred Shares or interest in the Series C Preferred Shares will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or in a violation of any Similar Laws and neither we nor any of our affiliates is a “fiduciary” within the meaning of Section 3(21) of ERISA or Section 4975 of the Code or, with respect to a Plan not subject to ERISA or Section 4975 of the Code, under any applicable Similar Law, with respect to the purchaser or holder in connection with such person’s acquisition, holding or disposition of the Series C Preferred Shares, or as a result of the exercise by us or any of our affiliates of any rights in connection with the Series C Preferred Shares.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of the Series C Preferred Shares on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws of the acquisition, ownership and disposition of the Series C Preferred Shares, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition, holding and disposition of the Series C Preferred Shares by the Plan are entitled to full exemptive relief thereunder.

Nothing herein shall be construed as, and the sale of the Series C Preferred Shares to a Plan is in no respect, a representation by us or the underwriters that any investment in the Series C Preferred Shares would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan. Each purchaser or holder of the Series C Preferred Shares will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Series C Preferred Shares does not violate ERISA, the Code or any Similar Laws.

UNDERWRITING

We have entered into an underwriting agreement with Morgan Stanley & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, UBS Securities LLC, Wells Fargo Securities, LLC and Keefe, Bruyette & Woods, Inc. as the representatives of each of the underwriters named below, with respect to the Series C Preferred Shares being offered pursuant to this prospectus supplement. Subject to certain conditions, each underwriter has agreed, severally but not jointly, to purchase the number of Series C Preferred Shares in this offering set forth next to its name in the following table.

Underwriters	Number of Series C Preferred Shares
Morgan Stanley & Co. LLC	1,080,000
BofA Securities, Inc.	1,080,000
J.P. Morgan Securities LLC	1,080,000
UBS Securities LLC	1,080,000
Wells Fargo Securities, LLC	1,080,000
Keefe, Bruyette & Woods, Inc.	600,000

Total	6,000,000

We have granted the underwriters an option exercisable during the 30-day period after the date of this prospectus supplement to purchase up to an additional 900,000 Series C Preferred Shares for the purpose of covering over-allotments, if any.

The underwriting agreement provides that the obligations of the several underwriters to purchase the Series C Preferred Shares offered hereby are subject to certain conditions precedent and that the underwriters are obligated to purchase all of the Series C Preferred Shares offered by this prospectus supplement if any of the Series C Preferred Shares are purchased.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives of the underwriters have advised us that the underwriters propose initially to offer Series C Preferred Shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.15 per share for Series C Preferred Shares sold to institutional investors and $0.50 per share for Series C Preferred Shares sold to retail investors. After the initial offering, the public offering price, concession, or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us, assuming both no exercise and full exercise of the underwriters’ option to purchase additional Series C Preferred Shares.

	Per Share	Aggregate Amount
		No Exercise	Full Exercise
Public offering price	$25.00	$150,000,000.00	$172,500,000.00
Underwriting discounts and commissions(1)	$0.7118	$4,270,812.50	$4,979,562.50
Proceeds, before expenses, to us	$24.2882	$145,729,187.50	$167,520,437.50

(1)

Underwriting discounts and commissions are calculated using a weighted average amount of $0.7875 per Series C Preferred Share for retail orders and $0.25 per Series C Preferred Share for institutional orders, assuming no exercise of the underwriters’ option to purchase additional Series C Preferred Shares. If the underwriters exercise in full their option to purchase additional Series C Preferred Shares, underwriting discounts and commissions would be $0.7217 per share.

The expenses of the offering, not including underwriting discounts and commissions, are estimated at $1.1 million and are payable by us. We have also agreed to reimburse the underwriters up to $150,000 for certain of their offering expenses including legal fees and expenses. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed underwriting commissions in connection with this offering.

No Sales of Similar Securities

We have agreed, for a period beginning on the date of the underwriting agreement and continuing to and including 30 days after the date of this prospectus supplement, that we will not, without the prior written consent of the representatives of the underwriters, directly or indirectly, sell, offer or contract to sell, grant any option for the sale of, pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Actor otherwise transfer or dispose of or announce the offering of, or file any registration statement under the Securities Act in respect of, any preferred stock, or any securities convertible into or exchangeable for such securities, other than the Series C Preferred Shares pursuant to the underwriting agreement.

Listing

We intend to list the Series C Preferred Shares on the Nasdaq Global Select Market under the symbol “VLYPN”. If the application is approved, we expect trading of the Series C Preferred Shares to begin within the 30-day period after the initial delivery of the Series C Preferred Shares. There is currently no trading market for the Series C Preferred Shares. We can give no assurance as to development, maintenance or liquidity of any trading market for the Series C Preferred Shares.

Price Stabilization, Short Positions

Until the distribution of the Series C Preferred Shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Series C Preferred Shares. However, the representatives may engage in transactions that stabilize the price of the Series C Preferred Shares, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering of the Series C Preferred Shares, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment transactions involve sales in excess of the offering size which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Series C Preferred Shares in the open market for the purpose of pegging, fixing, or maintaining the price of the Series C Preferred Shares. Syndicate covering transactions involve purchases of the Series C Preferred Shares in the open market after the distribution has been completed in order to cover short positions. In determining the source of Series C Preferred Shares to close out the short position, the underwriters will consider, among other things, the price of Series C Preferred Shares available for purchase in the open market as compared with the price at which they may purchase Series C Preferred Shares through exercise of the overallotment option. If the underwriters sell more Series C Preferred Shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying Series C Preferred Shares in the open market. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discounts and commissions received by it because the representatives have repurchased Series C Preferred Shares sold by or for the account of such underwriter in stabilizing or syndicate short covering transactions. Stabilizing transactions and syndicate covering transactions, and together with the imposition of a penalty bid, may cause the price of the Series C Preferred Shares to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time. The underwriters may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Series C Preferred Shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Extended Settlement

We expect that delivery of the Series C Preferred Shares will be made to investors on August 5, 2024, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Series C Preferred Shares prior to the first business day preceding the date of delivery of the Series C Preferred Shares referenced above will be required, by virtue of the fact that the Series C Preferred Shares initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade their Series C Preferred Shares prior to the first business day preceding the date of delivery of the Series C Preferred Shares referenced above should consult their advisors.

Electronic Distribution

A prospectus supplement in electronic format is being made available on Internet web sites maintained by one or more of the representatives of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus supplement in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement or the registration statement of which this prospectus supplement forms a part.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, they may hedge their credit exposure to us consistent with their customary risk management policies. These underwriters and their affiliates could hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series C Preferred Shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Series C Preferred Shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The Series C Preferred Shares may be sold only to Canadian purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Series C Preferred Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”), no offer of the Series C Preferred Shares described in this prospectus supplement may be made to the public in that Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

•

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the Series C Preferred Shares shall require Valley or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purpose of the above provisions, the expression “an offer to the public” in relation to the Series C Preferred Shares described in this prospectus supplement in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Series C Preferred Shares to be offered so as to enable an investor to decide to purchase or subscribe for such Series C Preferred Shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

Notice to Prospective Investors in Hong Kong

Each underwriter has represented and agreed that: (a) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Series C Preferred Shares other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Series C Preferred Shares, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Series C Preferred Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The Series C Preferred Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Series C Preferred Shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series C Preferred Shares may not be circulated or distributed, nor may the Series C Preferred Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Series C Preferred Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the Series C Preferred Shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the Series C Preferred Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the

SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the Series C Preferred Shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Notice to Prospective Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the Series C Preferred Shares. The Series C Preferred Shares may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Series C Preferred Shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the Series C Preferred Shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, Valley or the Series C Preferred Shares have been or will be filed with or approved by any Swiss regulatory authority. The Series C Preferred Shares are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the Series C Preferred Shares will not benefit from protection or supervision by such authority.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, no offer of the Series C Preferred Shares described in this prospectus supplement may be made to the public other than:

•	to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation) in the United Kingdom, subject to obtaining the prior consent of the underwriters; and

•

at any time in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”), provided that no such offer of d Series C Preferred Shares above shall require Valley or the underwriters to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression “an offer to the public” in relation to the Series C Preferred Shares described in this prospectus supplement in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the Series C Preferred Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Series C Preferred Shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended).

In addition, in the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the

Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”) and/or (ii) are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is only available to, and will be engaged in with, relevant persons.

VALIDITY OF SERIES C PREFERRED SHARES

Certain legal matters, including the validity of the Series C Preferred Shares offered hereby, will be passed upon for Valley National Bancorp by Gary G. Michael, Executive Vice President, General Counsel & Corporate Secretary of Valley National Bancorp. Mr. Michael beneficially owns, or has the right to acquire, a number of shares of our common stock which represent less than 1% of the total outstanding common stock. Additionally, certain legal matters will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters will be passed upon for the underwriters by Covington & Burling LLP, New York, New York. Covington & Burling LLP has performed, and may in the future perform, legal services for Valley National Bancorp and its affiliates.

EXPERTS

The consolidated financial statements of Valley National Bancorp as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

VALLEY NATIONAL BANCORP

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

DEPOSITARY SHARES

WARRANTS

UNITS

Valley National Bancorp or one or more selling security holders to be identified in the future may from time to time offer and sell the securities listed above. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should carefully read this prospectus and any applicable prospectus supplement, together with the documents we incorporate by reference, before investing in our securities. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “VLY.”

These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation (“FDIC”), the Bank Insurance Fund or any other government agency or instrumentality.

INVESTING IN OUR SECURITIES INVOLVES RISKS. POTENTIAL PURCHASERS OF THE SECURITIES SHOULD CONSIDER THE INFORMATION SET FORTH IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS, IN ANY APPLICABLE PROSPECTUS SUPPLEMENT, AND IN THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 5, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under this shelf process, we may from time to time offer any combination of the following securities described in this prospectus in one or more offerings in an unlimited amount: common stock, preferred stock, debt securities, depositary shares, warrants, and/or units. In this prospectus, we sometimes refer to the common stock, preferred stock, debt securities, depositary shares, warrants and units collectively as “offered securities.” Unless otherwise indicated or the context requires otherwise, references in this prospectus to “Valley,” “we,” “us,” and “our” are to Valley National Bancorp and not to any of its subsidiaries. References to the “Bank” are to our principal subsidiary, Valley National Bank.

This prospectus provides you with a general description of each of the securities we may offer. Each time we sell offered securities, we will provide a prospectus supplement containing specific information about the securities being offered, including the specific amounts, prices and terms of the offered securities. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those offered securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For additional information about us and the securities offered under this prospectus, we refer you to the registration statement containing this prospectus, including the exhibits to the registration statement.

When acquiring any offered securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the offered securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of these documents.

We may sell offered securities to underwriters who will sell the offered securities to the public on terms fixed at the time of sale. In addition, offered securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be our affiliates. If we, directly or through agents, solicit offers to purchase offered securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters, dealers or agents and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with it. For further information about us, reference is made to the registration statement and the exhibits filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC, including the registration statement of which this prospectus forms a part, at http://www.sec.gov and on our website at www.valley.com. Information on our website is not part of or incorporated by reference into this prospectus or any accompanying prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus and any accompanying prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and, to the extent inconsistent, supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents we have already filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 29, 2024 (the “2023 Annual Report”);

•	Current Report on Form 8-K filed on February 21, 2024;

•	Portions of the Definitive Proxy Statement for our 2024 Annual Meeting of Shareholders filed with the SEC on April 5, 2024 that are incorporated by reference into the 2023 Annual Report; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed on October  9, 2018, and any amendment or report filed under the Exchange Act, for the purpose of updating such description, including Exhibit 4.F to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 1, 2023.

We also incorporate by reference any future filings that we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than any portion of such filings that are furnished under applicable SEC rules rather than filed), on or after the date of this prospectus until we have terminated the offerings to which this prospectus relates. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus after the date of this prospectus will automatically update and, to the extent inconsistent, replace information in this prospectus and information previously filed with the SEC. Any such information so updated or replaced shall not be deemed, except as so updated or replaced, to constitute a part of this prospectus.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

Valley National Bancorp

70 Speedwell Avenue

Morristown, New Jersey 07960

Attention: Shareholder Relations Department

Telephone: 973-305-3380

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference in this prospectus and any such prospectus supplement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•

the impact of monetary and fiscal policies of the federal government and its agencies, including in response to higher inflation, which could have a material adverse effect on our clients, as well as our business, our employees, and our ability to provide services to our customers;

•

the impact of a potential U.S. government shutdown, default by the U.S. government on its debt obligations, or related credit-rating downgrades, on economic activity in the markets in which we operate and, in general, on levels of end market demand in the economy;

•

the impact of unfavorable macroeconomic conditions or downturns, instability or volatility in financial markets, unanticipated loan delinquencies, loss of collateral, decreased service revenues, increased business disruptions or failures, reductions in employment, and other potential negative effects on our business, employees or clients caused by factors outside of our control, such as geopolitical instabilities or events (including the Israel-Hamas war); natural and other disasters (including severe weather events); health emergencies; acts of terrorism or other external events;

•

the impact of potential instability within the U.S. financial sector in the aftermath of the banking failures in 2023, including the possibility of a run on deposits by a coordinated deposit base, and the impact of the actual or perceived soundness, or concerns about the creditworthiness of other financial institutions, including any resulting disruption within the financial markets, increased expenses, including FDIC insurance premiums, or adverse impact on our stock price, deposits or our ability to borrow or raise capital;

•	the impact of negative public opinion regarding Valley, the Bank or banks in general that damages our reputation and adversely impacts business and revenues;

•

greater than expected costs or difficulties related to Valley’s new core banking system implemented in the fourth quarter 2023 and continued enhancements to processes and systems under Valley’s current technology roadmap;

•	the loss of or decrease in lower-cost funding sources within our deposit base;

•

damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent, trademark or other intellectual property infringement, misappropriation or other violation, employment related claims, and other matters;

•	a prolonged downturn in the economy, as well as an unexpected decline in commercial real estate values collateralizing a significant portion of our loan portfolio;

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;

•	the inability to grow customer deposits to keep pace with loan growth;

v

•

a material change in our allowance for credit losses under the current expected credit loss model due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;

•	the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;

•

greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

•

cyberattacks, ransomware attacks, computer viruses, malware or other cybersecurity incidents that may breach the security of our websites or other systems or networks to obtain unauthorized access to personal, confidential, proprietary or sensitive information, destroy data, disable or degrade service, or sabotage our systems or networks;

•

results of examinations by the Office of the Comptroller of the Currency, the Federal Reserve Bank, the Consumer Financial Protection Bureau and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•

our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;

•

unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other public health crises, acts of terrorism or other external events; and

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section in Part I, Item 1A of the 2023 Annual Report and any subsequently filed reports, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and under the heading “Risk Factors” in this prospectus and any accompanying prospectus supplement.

You are cautioned not to place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus, which speak only as of the date on which the statements were made. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations or otherwise, except as required by applicable law. We cannot guarantee future results, levels of activity, performance or achievements.

PROSPECTUS SUMMARY

This summary highlights selected information about Valley and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of Valley and the terms of the securities we will offer, you should read carefully this entire prospectus, including the applicable prospectus supplement for the offered securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

The Company

Valley National Bancorp, headquartered in Morristown, New Jersey, is a New Jersey corporation organized in 1983 and is registered as a bank holding company and a financial holding company with the Federal Reserve under the Bank Holding Company Act of 1956, as amended. At December 31, 2023, Valley had consolidated total assets of $60.9 billion, total net loans of $49.8 billion, total deposits of $49.2 billion and total shareholders’ equity of $6.7 billion.

Valley advertises and identifies itself under the trade names “Valley Bank” and “Valley.”

Valley’s principal subsidiary, Valley National Bank, has been chartered as a national banking association under the laws of the United States since 1927. Valley, through the Bank and its subsidiaries, offers a full suite of national and regional banking solutions through various commercial, private banking, retail, insurance and wealth management financial services products. Valley provides personalized service and customized solutions to assist its customers with their financial service needs. Our solutions include, but are not limited to, traditional consumer and commercial deposit and lending products, commercial real estate financing, asset-based loans, small business loans, equipment financing, insurance and wealth management solutions, and personal financing solutions, such as residential mortgages, home equity loans and automobile financing. Valley also offers niche financial services, including loan and deposit products for homeowners associations, cannabis-related business banking and venture banking, which we offer nationally.

The Bank also provides convenient account access to customers through a number of account management services, including access to more than 200 branch locations across New Jersey, New York, Florida, Alabama, California and Illinois; online, mobile and telephone banking; drive-in and night deposit services; ATMs; remote deposit capture; and safe deposit facilities. In addition, certain international banking services are available to customers, including standby letters of credit, documentary letters of credit and related products, and certain ancillary services, such as foreign exchange transactions, documentary collections, and foreign wire transfers.

Valley’s consolidated subsidiaries include the Bank, as well as subsidiaries with the following primary functions: insurance agencies offering property and casualty, life and health insurance; asset management advisers that are registered as investment advisers with the SEC; registered securities broker-dealers with the SEC and members of the Financial Industry Regulatory Authority; a title insurance agency in New York which also provides services in New Jersey; an advisory firm specializing in the investment and management of tax credits; and a subsidiary which specializes in health care equipment lending and other commercial equipment leases.

Valley’s common stock is traded on Nasdaq under the symbol “VLY.” Our principal executive offices are located at One Penn Plaza in New York, New York 10119, and our telephone number at that address is (973) 305-8800. Our website is located at https://www.valley.com. Information contained on or accessible through our website, other than documents that we file with the SEC and incorporate by reference into this prospectus and any accompanying prospectus supplement, does not constitute part of this prospectus or any accompanying prospectus supplement.

The Securities We May Offer

The descriptions of the offered securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain material terms and provisions of the various types of securities that we or selling security holders may offer. The particular material terms of the securities offered by a prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the offered securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. The descriptions in this prospectus and the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents the terms of which are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant securities. For more information, please review the forms of these documents, which will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.

Common Stock

We may sell shares of our common stock, no par value per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Debt Securities

Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock, no par value per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Units

We may sell any combination of one or more of the other securities described in this prospectus together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

RISK FACTORS

An investment in Valley securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q following the most recent Form 10-K, and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. The material risks and uncertainties that management believes affect Valley will be described in those documents. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus is qualified in its entirety by these risk factors.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of offered securities for general corporate purposes, including:

•	increasing our regulatory capital levels;

•	refinancing, reduction or repayment of debt;

•	investments in, or extensions of credit or capital to, the Bank and our other subsidiaries;

•	financing of possible acquisitions; and

•	expansion of the business.

The prospectus supplement with respect to an offering of offered securities may identify different or additional uses for the proceeds of that offering.

PLAN OF DISTRIBUTION

We or any selling security holder may sell the offered securities from time to time through agents, underwriters or dealers, directly to one or more purchasers, or through a combination of any of these methods of distribution. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

To the extent required by law, the applicable prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of offered securities underwritten or purchased by each of them;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any over-allotment options under which underwriters may purchase additional offered securities;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the offered securities may be listed.

LEGAL MATTERS

The validity of the securities of Valley offered hereby will be passed upon for Valley by Gary G. Michael, Esq., Executive Vice President, General Counsel and Corporate Secretary of the Company.

Mr. Michael beneficially owns, directly or indirectly, or has the right to acquire, an aggregate of less than 0.1% of the outstanding common stock of Valley.

Certain legal matters will be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement or the relevant pricing supplement.

EXPERTS

The consolidated financial statements of Valley National Bancorp as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Valley National Bancorp

6,000,000 Shares of 8.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley

BofA Securities

J.P. Morgan

UBS Investment Bank

Wells Fargo Securities

Keefe, Bruyette & Woods

A Stifel Company